Exhibit 99.1

For Immediate Release

Contact

Media
Sasha Bigda
(312) 436-6511
sbigda@usg.com

Investors
Ryan Flanagan
(312) 436-5304
investorrelations@usg.com

USG CORPORATION ANNOUNCES SETTLEMENT OF TENDER OFFER FOR 8.375% SENIOR NOTES DUE 2018 AND COMPLETION OF PRIVATE OFFERING OF 5.50% SENIOR NOTES DUE 2025

CHICAGO, February 24, 2015 — USG Corporation (NYSE:USG) (“USG”) announced today the settlement of the previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding 8.375% Senior Notes due 2018 (the “2018 Notes”).  The Tender Offer expired at 5:00 p.m., New York City time, on February 23, 2015 (the “Expiration Time”). At the Expiration Time, valid tenders had been received with respect to approximately $126 million of the $350 million aggregate principal amount of the 2018 Notes outstanding.

USG has accepted for payment all 2018 Notes validly tendered prior to the Expiration Time.  On February 24, 2015, such tendering holders received the purchase price in the amount of $1,046.38 for each $1,000 principal amount of 2018 Notes tendered, plus accrued and unpaid interest to, but not including, the date hereof. In accordance with the indenture governing the 2018 Notes, USG has issued an irrevocable notice of redemption with respect to all outstanding 2018 Notes that were not tendered in the Tender Offer. The redemption date is March 26, 2015.

USG also announced the settlement of its previously announced private offering of $350 million aggregate principal amount of its 5.50% Senior Notes due 2025 (the “New Notes”) on February 24, 2015.  The New Notes will mature on March 1, 2025.

USG used a portion of the net proceeds from the offering of New Notes to purchase all 2018 Notes validly tendered in the Tender Offer and to pay related costs and expenses. USG intends to use the remaining net proceeds from the offering of New Notes and cash on hand for the redemption of all remaining outstanding 2018 Notes as discussed above.

This announcement is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell securities.

The New Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the New Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful.

About USG

USG Corporation is a manufacturer and distributor of innovative, high-performance building systems through its United States Gypsum Company, USG Interiors, LLC, and L&W Supply Corporation subsidiaries and its USG Boral Building Products joint venture. Headquartered in Chicago, USG’s worldwide operations serve the commercial, residential, and repair and remodel construction markets, enabling its customers to build the outstanding spaces where people live, work and play. USG wall, ceiling, exterior sheathing, flooring underlayment and roofing systems provide leading-edge building solutions, while L&W Supply branch locations efficiently stock and deliver building materials throughout the United States. USG Boral Building Products is a leading plasterboard & ceilings joint venture across Asia, Australasia, and the Middle East. USG and its subsidiaries are proud sponsors of the U.S. Olympic and Paralympic teams and the Canadian Olympic team.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ materially from management’s expectations and, accordingly, may affect USG’s sales and profitability or other results and liquidity. Actual results may differ materially due to various other factors, including: economic conditions, such as the levels of new home and other construction activity, employment levels, the availability of mortgage, construction and other financing, mortgage and other interest rates, housing affordability and supply, the levels of foreclosures and home resales, currency exchange rates and consumer confidence; capital markets conditions and the availability of borrowings under USG’s credit agreement or other financings; USG’s substantial indebtedness and its ability to incur substantial additional indebtedness; competitive conditions, such as price, service and product competition; shortages in raw materials; changes in raw material and energy costs; volatility in the assumptions used to determine the funded status of USG’s pension plans; the loss of one or more major customers and USG’s customers’ ability to meet their financial obligations to us; capacity utilization rates for us and the industry; USG’s ability to expand into new geographic markets and the stability of such markets; USG’s ability to successfully operate the joint venture with Boral Limited, including risks that USG’s joint venture partner, Boral Limited, may not fulfill its obligations as an investor or may take actions that are inconsistent with USG’s objectives; USG’s ability to protect its intellectual property and other proprietary rights; changes in laws or regulations, including environmental and safety regulations; the satisfactory performance of certain business functions by third party service providers; USG’s ability to achieve anticipated savings from cost reduction programs; the outcome in contested litigation matters; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. USG assumes no obligation to update any forward-looking information contained in this press release. Additional information concerning these and other factors may be found in USG’s filings with the Securities and Exchange Commission, including the “Risk Factors” in USG’s most recent Annual Report on Form 10-K.

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